EXHIBIT 19.1

AMENDED AND RESTATED

CODE OF ETHICS AND BUSINESS CONDUCT ZOMEDICA CORP.

August 1, 2024

Purpose and Scope.

The Board of Directors (the “Board”) of Zomedica Corp. (the “Company”) established this Code of Ethics and Business Conduct (the “Code”) to aid our directors, officers, and employees in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties. This Code applies to the directors, officers and employees of the Company and its subsidiaries and affiliates. Unless the content otherwise requires, a reference in the Code to the Company includes its subsidiaries and affiliates. Every director, officer, and employee is expected to read and understand this Code and its application to the performance of his or her business responsibilities.

We expect our directors, officers, and employees to exercise reasonable judgment when conducting the Company’s business. We encourage our directors, officers, and employees to refer to this Code frequently to ensure that they are acting within both the letter and the spirit of this Code. This Code cannot possibly describe every practice or principle related to honest and ethical conduct. This Code will not contain the answer to every situation one may encounter or every concern one may have about conducting the Company’s business ethically and legally. We encourage each director, officer, and employee to speak to a supervisor, members of the Company’s Audit Committee or the Chief Compliance Officer of the Company, if appointed, or such other officer of the Company having similar responsibilities designated by the Board (any such person, as applicable, the “Compliance Officer”). The designation of Compliance Officer shall be made annually by the Nominating and Corporate Governance Committee. In the absence of such a determination being made, the Compliance Officer shall be the Chief Financial Officer of the Company.

Violations of this Code will not be tolerated. Any employee who violates the standards in this Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand up to and including termination of employment and, in appropriate cases, civil legal action or referral for regulatory or criminal prosecution.

The Company’s directors, officers and employees generally have other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that we expect from our directors, officers and employees in the conduct of the Company’s business.

Honest and Ethical Conduct.

Our policy is to promote high standards of integrity by conducting its affairs honestly and ethically. Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

Conflicts of Interest.

We respect the rights of its directors, officers and employees to engage in outside activities which they deem proper, provided that these activities do not interfere or appear to interfere in any way with the performance of their duties or the best interests of the Company.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when a director, officer or employee (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively.

Conflicts of interest also arise when a director, officer, or employee (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. We expect our directors, officers, and employees to be free from influences that conflict with the best interests of the Company or might deprive the Company of their undivided loyalty in business dealings. Even the appearance of a conflict of interest where none exists can be damaging and should be avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of the Company, you must discuss the matter with your supervisor or the Compliance Officer. Supervisors may not authorize conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first seeking the approval of the Compliance Officer and providing the Compliance Officer with a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Compliance Officer. Officers and directors must seek any authorizations and determinations from the Audit Committee (the “Audit Committee”) of the Board of Directors of the Company, depending on the nature of the conflict of interest.

Conflicts of interests may not always be obvious and clear-cut. This Code does not attempt to describe all possible conflicts of interest which could develop and, as such, those suspecting a conflict of interest should bring it to the attention of a supervisor, manager, or other appropriate personnel. Some of the more common conflicts are set out below.

•	Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of the Company is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged, and you must seek authorization in advance if you plan to take such a position.

•	Investments in companies that do business, seek to do business or compete with the Company. Employees evaluating ownership in other entities for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and the Company; the employee’s access to confidential information; and the employee’s ability to influence the Company’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance. Generally passive investments of not more than one percent of the total outstanding shares of companies listed on a national securities exchange are permitted without the Company’s approval provided that the investment is not so significant either in absolute dollars or percentage of the individual’s total investment portfolio that it creates the appearance of a conflict of interest.

•	Conducting business transactions with your family member or a business in which you have a significant financial interest. Related-person transactions must be reviewed and will be publicly disclosed to the extent required by applicable laws and regulations.

•	Taking personal advantage of corporate opportunities. See “Corporate Opportunities” below for further discussion of the issues involved in this type of conflict.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with the Company. See “Gifts and Entertainment” for further discussion of the issues involved in this type of conflict.

Loans to, or guarantees of obligations of, employees or their family members by the Company could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by the Company must be approved in advance by the Board of Directors or the Audit Committee.

Compliance with Laws, Rules and Regulations.

Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee’s operating within legal guidelines and cooperating with local, national, and international authorities. It should be noted that the laws of the United States and Canada generally apply to the Company, in some instances, irrespective of the jurisdiction of residence of our employees. We expect our employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility and to comply with the relevant laws, rules and regulations associated with their employment, including laws prohibiting insider trading which are discussed in our Insider Trading Policy attached hereto as Exhibit A. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from others. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Compliance Officer.

Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations.

Accuracy of Books and Records and Financial Reporting.

The Company’s periodic reports and other documents filed with the Securities and Exchange Commission in the United States (the “SEC”) and with applicable securities commissions or regulatory authorities in Canada, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules and stock exchange requirements in the United States, in addition to Canadian securities law and regulatory policies (for the purposes of this policy, the foregoing entities are collectively hereinafter referred to as the "Securities Regulatory Authorities").

The integrity of our records and public disclosure depends upon the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:

•	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records; employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off- the- books” fund.

Employees who are responsible for accounting matters and/or contribute to or prepare the Company’s financial statements, periodic reports filed with the Securities Regulatory Authorities or other public disclosure documents or communications should ensure that our books, records and accounts are accurately maintained, be familiar with our disclosure controls and procedures and internal controls and take all necessary steps to ensure that all reports filed with or submitted to the Securities Regulatory Authorities and all other public disclosure regarding our business provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. All employees are expected to cooperate fully with our independent auditors and persons performing an internal audit function.

Protection and Proper Use of Company Assets.

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability and are prohibited. Our property, such as pharmaceutical formulae, proprietary technology, office supplies, computer equipment, mobile devices, products, laboratory supplies, and office or laboratory space are expected to be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

The obligation to protect Company assets includes the Company’s proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, pharmaceutical formulae, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.

Corporate Opportunities.

You may not take personal advantage of opportunities for the Company that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information, unless authorized by the Compliance Officer, in the case of employees, or the Audit Committee, in the case of a director or officer. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved. You may not use your position with the Company or our corporate property or information for improper personal gain, nor should you compete with us in any way. It should be noted that, because directors and officers owe fiduciary duties to the Company, they are expected to subordinate their personal interests and pursue any of the aforementioned business opportunities solely on behalf of the Company. This obligation is strictly enforced and may preclude a director or officer from pursuing an opportunity even after resigning from the Company.

Confidentiality.

Directors, officers, and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non- public information (regardless of its source) that might be of use to the Company’s competitors or harmful to the Company or its customers, suppliers or partners if disclosed, such as business, marketing and service plans, financial information, product development, scientific data, manufacturing, laboratory results, designs, databases, customer lists, pricing strategies, personnel data, personally identifiable information pertaining to our employees or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners.

Fair Dealing.

Each director, officer and employee must deal fairly with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

Reporting and Enforcement.

Reporting and Investigation of Violations.

Any person having evidence of suspected or actual violation of this Code must promptly report such evidence in accordance with the procedures set forth herein. Failure to report a known violation allows misconduct to go unremedied and is itself grounds for discipline.

After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Compliance Officer must promptly take all appropriate actions necessary to investigate. If an employee either does not feel comfortable reporting the conduct to a supervisor or believes the supervisor has not taken appropriate action, the employee should contact the Compliance Officer directly. Anyone reporting known or suspected violations may remain anonymous and will not be required to reveal their identity, although providing your identity may assist the Company in investigating the alleged misconduct. All directors, officers and employees are expected to cooperate in any internal investigation of misconduct. The Company’s policy is to employ a fair process by which to determine violations of this Code. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion.

Enforcement.

The Company must ensure prompt and consistent action against violations of this Code. If, after investigating a report of an alleged prohibited action, the Audit Committee, supervisor or Compliance Officer will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Retaliation.

The Company expressly forbids any retaliation against an employee who, acting in good faith on the basis of a reasonable belief, reports a possible violation of this Code. Retaliation for reporting a violation of this Code is illegal under United States federal law and prohibited under this Code. Such retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution. The employee is protected from retaliation even if the Company determines that there has not been a violation.

Waivers.

No waiver of any provisions of this Code for the benefit of a director or an executive officer shall be effective unless (i) approved by the Board of Directors or, if permitted, a committee thereof, and (ii) if applicable, such waiver is promptly disclosed to the Company’s stockholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange on which the Company’s shares are traded.

Any waivers of the Code for other employees may be made by the Compliance Officer, the Board of Directors, or if permitted, a committee thereof.

All amendments to the Code must be approved by the Board of Directors or a committee thereof and, if applicable must be promptly disclosed to the Company’s stockholders in accordance with applicable securities laws and/or the rules and regulations of the national securities exchange on which the Company’s shares are then listed.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to Karen DeHaan-Fullerton, or such other officer of Zomedica Corp. (the “Company”) having similar responsibilities (the “Compliance Officer”).

I,  , acknowledge that I have received and read a copy of the Code of Ethics and Business Conduct of the Company (the “Code”). I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

In addition, I understand that I am required to report any suspected or actual violation of this Code, and that I may make such reports on an anonymous basis. I understand that I am required to cooperate fully with the Company in connection with the investigation of any suspected violation. I understand that my failure to comply with the Code is a basis for disciplinary action, up to and including termination for cause of my employment.

I understand that I should approach the Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

SIGNATURE

PRINTED NAME

DATE

[Acknowledgment of Code of Ethics and Business Conduct of Zomedica Corp.]

EXHIBIT A INSIDER TRADING POLICY

(attached hereto)

STATEMENT OF POLICY ON INSIDER TRADING AND POLICY REGARDING SPECIAL TRADING PROCEDURES

ZOMEDICA CORP.

Two copies of this Statement of POLICY ON INSIDER TRADING and POLICY REGARDING SPECIAL TRADING PROCEDURES are being provided to you. You should read this POLICY ON INSIDER TRADING, address questions to the Company’s General Counsel (hereinafter referred to as the “Compliance Officer”) of Zomedica Corp. and return one signed copy to:

Karen DeHaan-Fullerton Zomedica Corp.

1101 Technology Drive

Suite 100

Ann Arbor, Michigan 48108

POLICY ON INSIDER TRADING.

Zomedica Corp. (“Zomedica”) has adopted this POLICY ON INSIDER TRADING, which applies to each officer, director and employee of Zomedica. A statement regarding such policy is distributed to all officers, directors and employees. It is Zomedica’s policy that no director, officer or other employee (or any other person designated by this POLICY ON INSIDER TRADING or by the Compliance Officer) who is aware of material nonpublic information related to Zomedica may, directly, or indirectly through family members or other persons or entities:

(i)	engage in transactions in the securities of Zomedica (except as otherwise expressly provided in this POLICY ON INSIDER TRADING);

(i) recommend that any other person engage in transactions in the securities of Zomedica;

( i) disclose material nonpublic information to persons within Zomedica whose jobs do not require them to have that information or to persons outside of Zomedica, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless such disclosure is made in accordance with Zomedica’s policies regarding the protection or authorized external disclosure of information regarding Zomedica; or

(iv) assist anyone engaged in the above activities.

In addition, it is the policy of Zomedica that no director, officer or other employee (or any other person designated as subject to this POLICY ON INSIDER TRADING) who, in the course of working for Zomedica, learns of material nonpublic information about a company with which Zomedica does business, including a customer or supplier of Zomedica, may trade in that company’s securities until the information becomes public or is no longer material.

This general POLICY ON INSIDER TRADING applies to all directors, officers and employees of Zomedica, its subsidiaries and affiliates and the POLICY REGARDING SPECIAL TRADING PROCEDURES applies to all directors, officers and employees designated on Appendix A (“Designated Employees”) of Zomedica, its subsidiaries and affiliates. Unless the content otherwise requires, a reference in these policies to Zomedica includes its subsidiaries and affiliates. You must read, sign and retain this POLICY ON INSIDER TRADING statement and, upon request by Zomedica, re- acknowledge it.

Discussion: What is “Insider Trading”?

Insider trading is, in addition to being a violation of this POLICY ON INSIDER TRADING, a violation of securities laws.

The term “insider trading” generally is used to refer to the use of material, nonpublic information to trade in securities or to communications of material, nonpublic information to others who may trade on the basis of such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits insiders of Zomedica from doing the following:

(1)trading in Zomedica securities while in possession of material, nonpublic information concerning Zomedica;

(2)having others trade on the insider’s behalf while he or she is in possession of material, nonpublic information; and

(3)communicating nonpublic information concerning Zomedica to others who may then trade in Zomedica securities or pass on the information to others who may trade in Zomedica securities. Such conduct, also known as “tipping,” results in liability for the insider of Zomedica who communicated such information, even if such insider does not actually trade himself, and for the person who received the information if the person has reason to know that it was an improper disclosure and acts on such information or passes it on to others who may act on it.

The elements of insider trading and the potential penalties for such unlawful conduct are discussed herein.

1.	Who is an Insider?

The concept of “insider” generally includes any person who possesses nonpublic information about Zomedica and who has a duty to Zomedica to keep this information confidential. This POLICY ON INSIDER TRADING applies to all directors, officers and employees of Zomedica, its subsidiaries and its affiliates. In addition, Zomedica may determine that other persons should be subject to this POLICY ON INSIDER TRADING, such as service providers, contractors or consultants who have access to material nonpublic information in connection with such service. Outsiders who could be subject to this POLICY ON INSIDER TRADING include, among others, Zomedica’s attorneys, accountants, consultants, advisory board members, investment bankers and the employees of such organizations.

This POLICY ON INSIDER TRADING also applies to family members who reside with you (including a spouse, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members whose transactions in Zomedica securities are directed by you or are subject to your influence or control (collectively referred to as “family members”). This POLICY ON INSIDER TRADING further applies to any entities that you influence or control, including any corporations, partnerships, or trusts (collectively referred to as “controlled entities”).

2.	What is Material Information?

“Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that could be reasonably expected to affect the price of a company’s securities, whether it is positive or negative. It is important to remember that materiality will always be judged with the benefit of hindsight.

Although there is no precise definition of materiality, information is likely to be “material” if it relates to:

•	earnings or sales results or expectations for the quarter or the year;
•	forecasts or projections of future earnings or losses, or other earnings guidance;
•	changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•	changes in dividends, the declaration of a stock split, or an offering of additional securities;
•	proposals or agreements involving a merger, acquisition, tender offer, joint venture, divestiture or leveraged buy-out;

•	proposals or agreements involving research and development collaborations or licensing agreements;
•	changes in relationships with major collaborators, or obtaining or losing important contracts;
•	development of a significant new product;
•	bank borrowings or other financing transactions out of the ordinary course;
•	major financing developments;
•	major personnel changes;
•	criminal indictments or material civil litigation or government investigations;
•	significant disputes with major collaborators, manufacturers or suppliers;
•	substantial change in accounting methods;
•	debt service or liquidity problems;
•	bankruptcy or insolvency;
•	public offerings or private sales of debt or equity securities;
•	calls, redemptions or repurchases of Zomedica securities; and/or
•	change in auditors or notification that the auditor’s reports may no longer be relied upon.

“Inside” information could be material because of its expected effect on the price of Zomedica securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in Zomedica securities but restrictions on trading in the securities of other companies affected by the inside information.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, presume it is material.

If you are unsure whether information is material, you should consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

3.	What is Nonpublic Information?

In order for information to qualify as “inside” information it must not only be “material,” it must be “nonpublic.” “Nonpublic” information is information which has not been made available to investors generally. This includes information received from sources or in circumstances indicating the information has not yet been generally circulated.

At such time as material, nonpublic information has been released to the investing public, it loses its status as “inside” information. However, for “nonpublic” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace or public disclosure documents filed with the Securities and Exchange Commission that are available on EDGAR (or with Canadian securities regulatory authorities via SEDAR and with applicable stock exchanges), and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it is generally necessary to point to some fact verifying that the information has become generally available, such as disclosure by filing of a Form 10-Q, Form 10-K, Form

8-K or other report with the Securities and Exchange Commission (or filing of interim or annual reports or material change reports with applicable Canadian securities regulatory authorities via SEDAR and with applicable stock exchanges) or disclosure by press release to a national business and financial wire service (such as Dow Jones or Reuters in the United States, or Marketwired or Canada Newswire in Canada), a national news service, or a national newspaper (such as The Wall Street Journal in the United States or the Globe and Mail in Canada). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure.

Material, nonpublic information is not made public by selective dissemination (which is prohibited under applicable securities laws and regulatory policies). Material information improperly disclosed only to institutional investors or to a favored analyst or a group of analysts retains its status as “nonpublic” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “nonpublic” and may not be misused.

As a general rule, it is the policy of Zomedica to not consider material information public until the second business day after appropriate public dissemination.

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is “non-public” and treat it as confidential.

4.	What Transactions Are Subject to this Policy?

This POLICY ON INSIDER TRADING applies to transactions in Zomedica securities, including common stock, options to purchase common stock, or any other securities that Zomedica may issue, as well as derivative securities that are not issued by Zomedica, such as exchange-traded put or call options or swaps relating to Zomedica securities.

This POLICY ON INSIDER TRADING does not apply to the following transactions, except as specifically noted:

Stock Option Exercises. This POLICY ON INSIDER TRADING does not apply to the exercise of any employee stock option acquired pursuant to Zomedica’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Zomedica withhold shares subject to an option to satisfy tax withholding requirements. This POLICY ON INSIDER TRADING does apply to any sale of stock as part of a broker-assisted cashless exercise of an option (to the extent that such an exercise is permitted under the Company's Stock Option Plan and applicable stock exchange rules and policies), or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Restricted Stock Awards. This POLICY ON INSIDER TRADING does not apply to the vesting of restricted stock (if, as and when issued by the Company), or of a tax withholding right pursuant to which you elect to have Zomedica withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This POLICY ON INSIDER TRADING, however, would apply to any market sale of restricted stock (if any becomes issued).

Transactions with Zomedica. This POLICY ON INSIDER TRADING does not apply to the purchase of Zomedica securities from Zomedica or the sale of Zomedica securities to Zomedica.

5.	What Are the Consequences of Violations of This Policy?

Penalties for the purchase or sale of securities, while aware of material nonpublic information, or communicating material, nonpublic information to others who then trade in such securities, are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation (i.e., if the violation was one for tipping information). Penalties include:

•	substantial jail terms;
•	disgorgement of profits;
•	fines for the person who committed the violation of several times the profit gained or loss avoided, whether or not the person actually benefited;
•	criminal fines;
•	fines for the employer or other controlling person, such as a supervisor, of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and
•	orders barring individual from serving as a director or officer of a public company.

In addition, a violation of this POLICY ON INSIDER TRADING can be expected to result in serious sanctions by Zomedica, which may include dismissal for cause of the person involved, whether or not the employee’s failure to comply with this POLICY ON INSIDER TRADING results in a violation of law.

POLICY REGARDING SPECIAL TRADING PROCEDURES.

The following POLICY REGARDING SPECIAL TRADING PROCEDURES is applicable to all directors, officers, and Designated Employees of Zomedica, its subsidiaries and affiliates.

1.	Trading Windows.

There are times when Zomedica may be engaged in a material, nonpublic development. Although you may not know the specifics of the development, if you engaged in a trade before such development was disclosed to the public or resolved you might expose yourself and Zomedica to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in significant adverse publicity for Zomedica.

Therefore, except pursuant to paragraph 3 below, you, your family members and controlled entities may only purchase or sell securities of Zomedica during the three or four “trading windows”1 that occur each year.

The trading windows consist of the period that begins on the second business day after issuance of a press release or other announcement by Zomedica disclosing quarterly or annual earnings through the date which is 14 days prior to the quarter or fiscal year end. In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to allow a trade to occur outside of a trading window.

2.	Pre-Clearance.

If you are a director or a named executive officer2 and you or a member of your family intend to engage in a trade during a trading window you must first receive permission to engage in a trade from Zomedica’s Compliance Officer.3,4 Zomedica’s Compliance Officer may refuse to permit any transaction if he/she determines that it could give rise to a charge of insider trading. Zomedica’s Compliance Officer may seek advice of outside counsel as he/she may consider appropriate.

After receiving permission to engage in a trade, you should either complete your trade within three business days or make a new trading request.

3.	Exercise of Options.

The exercise of options to purchase for cash and hold common stock of Zomedica or the purchase from Zomedica of common stock of Zomedica is not subject to the Special Trading Procedures outlined in Sections 1 and 2 above, but the shares so acquired may not be sold except during a trading window, and if applicable, after authorization from Zomedica’s Compliance Officer has been received, and after all other requirements of this POLICY REGARDING SPECIAL TRADING PROCEDURES have been satisfied. Accordingly, the exercise of options and immediate sale of some or all of the shares through a broker is covered by these Special Trading Procedures.

4.	Event-Specific Black-out Procedures.

From time to time, an event may occur that is material to Zomedica and is known by only a few directors or executives. So long as the event remains material and nonpublic, the persons who are aware of the event, as well as other persons covered by these Special Trading Procedures, may not trade in Zomedica securities. The existence of an event-specific blackout will not be announced, other than it may be announced to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Zomedica securities during an event-specific blackout, Zomedica 's Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of Zomedica’s Compliance Officer to designate a person as being subject to an event- specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

1.	Each year, there may be three or four trading windows depending on whether Zomedica issues its press release or other announcement of annual earnings sufficiently in advance of the end of the first quarter to permit a trading window to open during the first quarter.
2.	The named executive officers consist of the first 5 officers listed on Appendix A.
3.	Zomedica’s Compliance Officer must pre-clear his or her intent to trade with Zomedica’s Chief Executive Officer.
4.	If Zomedica’s Compliance Officer will be absent from the office or unavailable for a significant period of time, he or she will designate another executive officer of Zomedica to handle trading requests.

5.	Rule 10b5-1 Plans.

The Securities and Exchange Commission has established regulations under which individuals may purchase and sell securities in compliance with “insider trading” laws (more specifically, Rule 10b5-1 of the Securities Exchange Act of 1934, as amended) if such purchases or sales are made pursuant to (i) a binding contract to purchase or sell the security, (ii) instructions are provided to a third person to execute the trade for the instructing person or entity’s account or (iii) an adopted, written plan for trading securities; provided, that at the time of the decision to enter into such contract or plan or decision to provide such instructions, you were not aware of material, non-public information. In addition to the other requirements set forth in such regulations, the contract, instructions or plan must (a) specify the amount, prices and date of the purchase or sale or (b) provide a written formula or algorithm or computer program for determining the amounts, prices and dates of such purchases or sales.

If you are subject to the pre-clearance requirements under Section 2 above, you, your family members and your controlled entities are encouraged to only enter into a contract or plan or provide instructions for the purchase or sale of securities pursuant to a 10b5-1 plan. A copy of the Rule 10b5-1 plan should be submitted for approval at least three days prior to the entry into the Rule 10b5-1 plan.

6.	Post-Trade Reporting.

(a)	General

If you are subject to the pre-clearance requirements under Section 2, you are required to report to Zomedica’s Compliance Officer any transaction in securities of Zomedica by you, your family members or controlled entities not later than the business day following the date of your transaction. Each report you make to Zomedica’s Compliance Officer should include the date of the transaction, quantity, price, and broker through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to Zomedica’s Compliance Officer if such information is received by the required date.

The foregoing reporting requirement is designed to help monitor compliance with the Special Trading Procedures set forth herein and to enable Zomedica to help those persons who are subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934 to comply with such reporting obligations. Each executive officer and director, however, and not Zomedica, is personally responsible for ensuring that his or her transactions do not give rise to “short swing” liability under Section 16 and for filing timely reports of transactions with the Securities and Exchange Commission.

(b)	Additional reporting obligations under Canadian securities laws

Reporting Insiders are also reminded of the importance of maintaining up-to-date filing of their deals with the appropriate authorities. The Canadian regulatory authorities have implemented the System for Electronic Disclosure by Insiders (“SEDI”), which applies to all Reporting Insiders, irrespective of their residency or citizenship. SEDI facilitates the filing and public dissemination of "insider reports" in electronic format via the Internet. Parties who are deemed "Reporting Insiders" under Canadian securities laws are required to file insider reports via this website. Generally, insider reports must be filed within five (5) days of the date on which the deal occurs. A “Reporting Insider” is defined as an insider who is:

a.	the CEO, CFO or COO of the reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;
b.	a director of the reporting issuer, of a significant shareholder of the reporting issuer or of a major subsidiary of the reporting issuer;
c.	a person or company responsible for a principal business unit, division or function of the reporting issuer;
d.	a significant shareholder (i.e.: > 10% of voting shares) of the reporting issuer;
e.	a significant shareholder based on post-conversion beneficial ownership of the reporting issuer’s securities and the CEO, CFO, COO and every director of the significant shareholder based on post- conversion beneficial ownership;
f.a management company that provides significant management or administrative services to the reporting issuer or a major subsidiary of the reporting issuer, every director of the management company, every CEO, CFO and COO of the management company, and every significant shareholder of the management company;
g.	an individual performing functions similar to the functions performed by any of the insiders described in paragraphs (a) to (f);
h.	the reporting issuer itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or
i.	any other insider that

(i)in the ordinary course receives or has access to information as to material facts or material changes concerning the reporting issuer before the material facts or material changes are generally disclosed; and
(i)directly or indirectly, exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the reporting issuer;

7.Compliance with Zomedica’s Statement of POLICY REGARDING SPECIAL TRADING PROCEDURES.

Even if you receive pre-clearance, if applicable, and it is during a trading window, you, your family members and your controlled entities may not trade in securities of Zomedica if you are in possession of material, nonpublic information about Zomedica. The procedures set forth herein are in addition to the general insider trading policy and are not a substitute therefor.

Prohibited Transactions.

All directors, officers, and Designated Employees, including any family members or controlled entities thereof, are prohibited from engaging in the following transactions in Zomedica securities:

1.	Short Sales. Neither you, your family members nor your controlled entities may sell any securities of Zomedica that are not owned by such person at the time of the sale (a “short sale”) including a “sale against the box” (a sale with delayed delivery)

2.	Standardized Options. An “option” is the right either to buy or sell a specified amount or value of a particular underlying interest at a fixed exercise price by exercising the option before its specified expiration date. An option which gives a right to buy is a “call” option, and an option which gives a right to sell is a “put” option. Standardized options (which are so labeled as a result of their standardized terms) offer the opportunity to invest using substantial leverage and therefore lend themselves to significant potential for abusive trading on material inside information. Standardized options also expire soon after issuance and thus necessarily involve short-term speculation, even where the date of expiration of the option makes the option exempt from certain Securities and Exchange Commission restrictions. The writing of a call or the acquisition of a put also involves a “bet against the company” and therefore presents a clear conflict of interest for you. As a result, neither you, your family members nor any controlled entities may trade in standardized options relating to Zomedica securities at any time.

3.	Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow “insiders” to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow “insiders” to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the “insiders” may no longer have the same objectives as Zomedica’s other shareholders. Therefore, neither you, your family members nor any controlled entities may engage in any such transactions.

4.	Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged or hypothecated as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Zomedica securities, neither you, your family members nor your controlled entities may hold Zomedica securities in a margin account or pledge Zomedica securities as collateral for a loan unless such transaction has been pre-approved by Zomedica’s Compliance Officer.

Post-Termination Transactions.

This POLICY REGARDING SPECIAL TRADING PROCEDURES continues to apply to transactions by a director, officer or an employee in Zomedica securities even after the officer or employee is terminated or the director resigns or is removed from the Board. If a director, officer or employee is aware of material, non- public information when such individual’s employment or service relationship terminates, such individual may not trade in Zomedica securities until that information has become public or is no longer material.

Reporting of Violations.

If an employee knows or has reason to believe that this POLICY ON INSIDER TRADING has been or may be violated, the employee should bring the actual or potential violation to the attention of Zomedica’s Compliance Officer.

Modifications and Waivers.

Zomedica reserves the right to amend or modify the procedures set forth herein at any time. Waiver of any provision of this POLICY ON INSIDER TRADING in a specific instance may be authorized in writing by Zomedica’s Compliance Officer.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the POLICY ON INSIDER TRADING AND POLICY REGARDING SPECIAL TRADING PROCEDURES. The undersigned has read and understands (or has had explained) such POLICY ON INSIDER TRADING AND POLICY REGARDING SPECIAL TRADING

PROCEDURES and agrees to be governed by such POLICY ON INSIDER TRADING AND POLICY ON SPECIAL TRADING PROCEDURES at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)

(Please print name)

Date:

This document states a policy of Zomedica Corp. and is not intended to be regarded as the rendering of legal advice. This policy statement is intended to promote compliance with existing law and is not intended to create or impose liability that would not exist in the absence of the policy statement.

Appendix A4 DESIGNATED EMPLOYEES

1.	Chief Executive Officer
2.	Chief Financial Officer
3.	Chief Operating Officer
4.	General Counsel
5.	Senior Vice President, Sales
6.	Senior Vice President, Business Development
7.	Senior Vice President, Marketing
8.	Vice President, Technology Innovation
9.	Vice President, R&D
10.	Vice President, Human Resources
11.	Vice President, Imaging Systems
12.	Vice President, Clinical and Veterinarian Affairs
13.	Vice President, Equine Sales & Client Education
14.	Vice President, Finance and Corporate Controller
15.	Senior Director of Global Channels and Corporate Accounts
16.	Area Sales Director
17.	Director, Sales Operations
18.	Senior Manager, Accounting and Financial Reporting / Assistant Controller
19.	Senior Manager, Financial Planning & Analysis
20.	Senior Manager, Technical Accounting
21.	Senior Product Manager
22.	Executive Assistant

4 This list is to be updated from time to time to include any employees of the Company and its subsidiaries who in the ordinary course of the performance of their duties have access to material, nonpublic information regarding the Company (“Insiders”) and any of the following: (i) an Insider’s spouse, child, parent, significant other or other family member, in each case, living in the same household; (ii) all trusts, family partnerships and other types of entities formed for the benefit of the Insider or the Insider’s family members over which the Insider has the ability to influence or direct investment decisions concerning securities; (iii) all persons who execute trades on behalf of the Insider; and (iv) all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which the Insider has the ability to influence or direct investment decisions concerning securities.